FOR IMMEDIATE RELEASE


                     CULP ADOPTS SHAREHOLDER RIGHTS PLAN


High Point, N.C. (September 21, 1999) - Culp, Inc. (NYSE: CFI) today announced that its board of directors has adopted a shareholder rights plan. The plan, which is similar to plans adopted by more than 2,500 other U.S. corporations, would operate to dilute company common stock acquired by a person or group, other than the Culp family (which currently controls approximately 26% of the company's stock), buying 15% or more of the company's common stock, except in transactions approved by the board of directors. In the event that the 15% threshold is crossed, dilution would occur because the plan gives shareholders, other than the acquirer of 15% or more of the company's common stock, the right to buy company stock at a bargain price or the ability to exchange each right for a newly issued share of company stock. A letter summarizing the details of the plan will be sent to shareholders on the record date for issuance of the rights.

Robert G. Culp, III, chief executive officer, remarked, "The rights plan is intended to protect the long-term value of shareholders' investment in Culp by encouraging any potential acquirer to treat all shareholders equally and negotiate with the company's board of directors before attempting a takeover. We are not aware of any current attempt to acquire control of Culp. The board's decision to implement the plan was based principally on its belief that the company's long-term value is significantly greater than the current market price of its shares would indicate."

The rights plan should not interfere with any merger or other business combination that is in the interest of shareholders because the rights may be redeemed by the board of directors for a nominal amount. Issuance of the rights will not have a dilutive effect on shareholders, will not affect earnings per share, and will not be taxable either to the company or its shareholders.

Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The
Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

This release contains statements that could be deemed "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.